Master Treasury Trust
File Number: 811-21298
CIK Number: 1186244
For the Period Ending: 03/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

09/21/2005	$23,000	US Treasury Note	1.625%	10/31/2005
11/10/2005	20,000	US Treasury Bill	3.12	11/17/2005